Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 15, 2011 with respect to the combined statements of assets acquired and liabilities assumed and the related combined statements of revenues and direct expenses of Atlas Energy, Inc’s Upstream Oil and Gas Business appearing in the Current Report on Form 8-K of Atlas Energy, L.P. filed on February 24, 2011, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

March 25, 2011